Exhibit 99.2
Index to Consolidated Financial Statements, Schedules and Exhibits
Consolidated Financial Statements (Unaudited)

Consolidated Financial Statements
EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue	$613,942	$584,653	$1,706,298	$1,624,706
Cost of revenue (1)	133,094	124,020	380,857	367,607

Gross profit	480,848	460,633	1,325,441	1,257,099

Operating expenses:
Selling and marketing (1)	215,086	184,560	614,778	556,763
General and administrative (1)	66,156	60,686	210,570	183,736
Technology and content (1)	36,034	30,854	104,866	101,998
Amortization of intangible assets	26,569	30,756	86,860	94,204
Impairment of intangible asset	47,000	—	47,000	—
Amortization of non-cash distribution and marketing	711	5,138	9,578	9,055

Operating income	89,292	148,639	251,789	311,343

Other income (expense):
Interest income from IAC/InterActiveCorp	—	15,316	—	40,089
Other interest income	9,697	2,962	20,332	7,774
Interest expense	(4,857)	(310)	(7,230)	(384)
Write-off of long-term investment	—	(23,426)	—	(23,426)
Other, net	2,926	7,379	17,049	11,889

Total other income, net	7,766	1,921	30,151	35,942

Income before income taxes and minority interest	97,058	150,560	281,940	347,285
Provision for income taxes	(37,707)	(69,026)	(103,523)	(143,895)
Minority interest in (earnings) losses of consolidated subsidiaries, net	(374)	501	(623)	106

Net income	$58,977	$82,035	$177,794	$203,496

Net earnings per share available to common stockholders:
Basic	$0.18	$0.24	$0.52	$0.61
Diluted	0.17	0.23	0.50	0.59

Shares used in computing earnings per share:
Basic	330,359	336,409	340,660	335,833
Diluted	341,137	353,351	355,075	344,819

(1)	Includes stock-based compensation as follows:

Cost of revenue	$1,816	$(4,052)	$6,627	$7,133
Selling and marketing	2,968	(861)	11,665	14,590
General and administrative	7,043	1,791	25,483	37,527
Technology and content	4,612	2,113	13,772	20,649

Total stock-based compensation	$16,439	$(1,009)	$57,547	$79,899

See accompanying notes.

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$945,692	$297,416
Restricted cash and cash equivalents	18,274	23,585
Accounts and notes receivable, net of allowance of $4,365 and $3,914	216,947	174,019
Prepaid merchant bookings	53,040	30,655
Prepaid expenses and other current assets	62,002	64,569

Total current assets	1,295,955	590,244
Property and equipment, net	124,737	90,984
Long-term investments and other assets	56,113	39,431
Intangible assets, net	1,050,764	1,176,503
Goodwill	5,856,663	5,859,730

TOTAL ASSETS	$8,384,232	$7,756,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$658,452	$534,882
Accounts payable, other	126,934	107,580
Short-term borrowings	256	230,755
Deferred merchant bookings	623,944	406,948
Deferred revenue	11,083	7,068
Income taxes payable	80,396	43,405
Deferred income taxes, net	103	3,178
Other current liabilities	125,946	104,409

Total current liabilities	1,627,114	1,438,225
Long-term debt	500,000	—
Deferred income taxes, net	341,433	368,880
Derivative liabilities	30,845	105,827
Other long-term liabilities	34,427	38,423
Minority interest	55,960	71,774

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000,000 Series A shares issued and outstanding: 846 and 846
Common stock $.001 par value	327	323
Authorized shares: 1,600,000,000 Shares issued: 327,428,245 and 323,184,577 Shares outstanding: 305,293,547 and 321,979,486
Class B common stock $.001 par value	26	26
Authorized shares: 400,000,000 Shares issued and outstanding: 25,599,998 and 25,599,998
Additional paid-in capital	5,865,119	5,695,498
Treasury stock — Common stock, at cost Shares: 22,134,698 and 1,205,091	(320,569)	(25,464)
Retained earnings	242,772	64,978
Accumulated other comprehensive income (loss)	6,778	(1,598)

Total stockholders’ equity	5,794,453	5,733,763

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,384,232	$7,756,892

See accompanying notes.

EXPEDIA, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except share data)
(Unaudited)

										Accumulated
					Class B		Additional			other
	Preferred stock		Common stock		common stock		paid-in	Treasury	Retained	comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	capital	stock	earnings	income (loss)	Total
Balance as of December 31, 2005	846	$—	323,184,577	$323	25,599,998	$26	$5,695,498	$(25,464)	$64,978	$(1,598)	$5,733,763
Comprehensive income:
Net income									177,794		177,794
Net loss on derivative contracts										(1,097)	(1,097)
Currency translation adjustment										9,473	9,473

Total comprehensive income											186,170

Settlement of derivative liability							71,584				71,584
Proceeds from exercise of equity instruments			4,243,668	4			29,163				29,167
Spin-Off related tax adjustment							17,465				17,465
Tax deficiencies on equity awards and other, net							(7,869)				(7,869)
Treasury stock activity related to exercise of equity instruments								(6,777)			(6,777)
Common stock repurchases								(288,328)			(288,328)
Modification of cash-based equity awards							2,930				2,930
Stock-based compensation expense							56,348				56,348

Balance as of September 30, 2006	846	$—	327,428,245	$327	25,599,998	$26	$5,865,119	$(320,569)	$242,772	$6,778	$5,794,453

See accompanying notes.

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine months ended
	September 30,
	2006	2005
Operating activities:
Net income	$177,794	$203,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,834	37,869
Amortization of intangible assets, non-cash distribution and marketing, and stock-based compensation	153,985	183,158
Deferred income taxes	(31,702)	29,948
Unrealized gain on derivative instruments, net	(11,609)	(12,000)
Equity in earnings of unconsolidated affiliates	(2,331)	(870)
Minority interest in earnings (losses) of consolidated subsidiaries, net	623	(106)
Write-off of long-term investment	—	23,426
Impairment of intangible asset	47,000	—
Other	785	690
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts and notes receivable	(39,767)	(28,468)
Prepaid merchant bookings and prepaid expenses	(30,178)	(39,047)
Accounts payable, other and other current liabilities	103,189	133,105
Accounts payable, merchant	122,307	212,804
Deferred merchant bookings	216,911	197,154
Deferred revenue	4,001	2,494

Net cash provided by operating activities	746,842	943,653

Investing activities:
Acquisitions, net of cash acquired	(29,830)	11,515
Capital expenditures	(67,580)	(40,859)
Increase in long-term investments and deposits	(1,820)	(2,379)
Transfers to IAC/InterActiveCorp, net	—	(753,613)
Other, net	—	(1,967)

Net cash used in investing activities	(99,230)	(787,303)

Financing activities:
Repayment of short-term borrowings	(230,649)	—
Proceeds from issuance of long-term debt, net of issuance costs	495,682	—
Changes in restricted cash and cash equivalents	(2,604)	(23,173)
Proceeds from exercise of equity awards	29,360	20,458
Excess tax benefit on equity awards	781	—
Treasury stock activity	(295,105)	—
Distribution to IAC/InterActiveCorp, net	—	(65,991)
Other, net	—	(2,601)

Net cash used in financing activities	(2,535)	(71,307)
Effect of exchange rate changes on cash and cash equivalents	3,199	1,164

Net increase in cash and cash equivalents	648,276	86,207
Cash and cash equivalents at beginning of period	297,416	141,668

Cash and cash equivalents at end of period	$945,692	$227,875

Supplemental cash flow information
Cash paid for interest	$2,859	$—
Income tax payments, net	63,955	5,115
See accompanying notes.

Expedia, Inc.
Notes to Consolidated Financial Statements
September 30, 2006
(Unaudited)
NOTE 1 – Basis of Presentation
Description of Business
     Expedia, Inc. and its subsidiaries provide travel products and services to leisure and corporate travelers in the United States (“U.S.”) and abroad. These travel products and services are offered through a diversified portfolio of brands including: Expedia, Hotels.com, Hotwire.com, our private label programs (Worldwide Travel Exchange and Interactive Affiliate Network), Classic Vacations, Expedia Corporate Travel (“ECT”), eLong and TripAdvisor. In addition, many of these brands have related international points of sale. We refer to Expedia, Inc. and its subsidiaries collectively as “Expedia,” the “Company,” “us,” “we” and “our” in these unaudited consolidated financial statements.
     On December 21, 2004, IAC/InterActiveCorp (“IAC”) announced its plan to separate into two independent public companies to allow each company to focus on its individual strategic objectives. We refer to this transaction as the “Spin-Off.” A new company, Expedia, Inc., was incorporated under Delaware law in April 2005, to hold substantially all of IAC’s travel and travel-related businesses. On August 9, 2005, the Spin-Off was completed and Expedia, Inc. shares began trading on NASDAQ under the symbol “EXPE.”
Basis of Presentation
     These accompanying financial statements present our results of operations, financial position, stockholders’ equity and comprehensive income (loss), and cash flows on a combined basis through the Spin-Off on August 9, 2005, and on a consolidated basis thereafter. We have prepared the combined financial statements from the historical results of operations and historical bases of the assets and liabilities with the exception of income taxes. We have computed income taxes using our stand-alone tax rate. The unaudited consolidated financial statements include Expedia, Inc., our wholly-owned subsidiaries, and entities we control. We have eliminated significant intercompany transactions and accounts.
     We believe that the assumptions underlying our unaudited consolidated financial statements are reasonable. However, these unaudited consolidated financial statements do not present our future financial position, the results of our future operations and cash flows, nor do they present what our historical financial position, results of operations and cash flows would have been prior to Spin-Off had we been a stand-alone company.
     We have prepared the accompanying unaudited consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting. We have included all adjustments necessary for a fair presentation of the results of the interim period. These adjustments consist of normal recurring items. Our interim unaudited consolidated financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year. These interim unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2005, previously filed with the Securities and Exchange Commission (“SEC”).
Accounting Estimates
     We use estimates and assumptions in the preparation of our interim unaudited consolidated financial statements in accordance with GAAP. Our estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our interim unaudited consolidated financial statements. These estimates and assumptions also affect the reported amount of net income during any period. Our actual financial results could differ significantly from these estimates. The significant estimates underlying our

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
interim unaudited consolidated financial statements include revenue recognition, accounting for merchant payables, recoverability of long-lived and intangible assets and goodwill, income taxes, occupancy tax, stock-based compensation and accounting for derivative instruments.
Reclassifications
     We have reclassified prior period financial statements to conform to the current period presentation.
     In our consolidated statements of income for the three and nine months ended September 30, 2005, we reclassified stock-based compensation expense to the same operating expense line items as cash compensation paid to employees in accordance with the SEC Staff Accounting Bulletin No. 107 (“SAB 107”).
     In our consolidated statements of cash flows for the nine months ended September 30, 2005, we reclassified $13.1 million of transfers to IAC from financing activities to investing activities, and we reclassified $13.3 million of changes in restricted cash and cash equivalents to financing activities.
     In our consolidated balance sheet as of December 31, 2005, we reclassified $19.7 million from accounts payable, other, to accounts payable, merchant ($19.3 million) and other current liabilities ($0.4 million).
Seasonality
     We generally experience seasonal fluctuations in the demand for our travel products and services. For example, traditional leisure travel bookings are generally the highest in the first three quarters of the year as travelers plan and book their spring, summer and holiday travel. The number of bookings decreases in the fourth quarter. Because revenue in the merchant business is generally recognized when the travel takes place rather than when it is booked, revenue typically lags bookings by a month or longer. As a result, revenue is typically the lowest in the first quarter and highest in the third quarter.
NOTE 2 – Summary of Significant Accounting Policies
Stock-Based Compensation
     Effective January 1, 2006, we began accounting for stock-based compensation under the modified prospective method provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment (“SFAS 123(R)”), and related guidance. Under SFAS 123(R), we continue to measure and amortize the fair value for all share-based payments consistent with our past practice under SFAS 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. As a result, the adoption of SFAS 123(R) did not have a material impact on our financial position.
     We measure and amortize the fair value of restricted stock units, stock options and warrants as follows:
     Restricted Stock Units (“RSU”). RSUs are stock awards that are granted to employees entitling the holder to shares of common stock as the award vests, typically over a five-year period. We measure the value of RSUs at fair value based on the number of shares granted and the quoted price of our common stock at the date of grant. We amortize the fair value, net of estimated forfeitures, as stock-based compensation expense over the vesting term on a straight-line basis. We record RSUs that may be settled by the holder in cash, rather than shares, as a liability and we remeasure these instruments at fair value at the end of each reporting period. Upon settlement of these awards, our total compensation expense recorded over the vesting period of the awards will equal the settlement amount, which is based on our stock price on the settlement date.
     Performance-based RSUs vest upon achievement of certain company-based performance conditions. On the date of grant, we assess whether it is probable that the performance targets will be achieved, and if assessed as probable, we determine the fair value of the performance-based award based on the fair value of our common stock at that

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
time. We record compensation expense for these awards over the estimated performance period using the accelerated method under Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans — an interpretation of Accounting Principles Board Opinion No. 15 and 25. At each reporting period, we reassess the probability of achieving the performance targets and the performance period required to meet those targets. The estimation of whether the performance targets will be achieved and of the performance period required to achieve the targets requires judgment, and to the extent actual results or updated estimates differ from our current estimates, the cumulative effect on current and prior periods of those changes will be recorded in the period estimates are revised. The ultimate number of shares issued and the related compensation expense recognized will be based on a comparison of the final performance metrics to the specified targets.
     Stock Options and Warrants. We measure the value of stock options and warrants issued or modified, including unvested options assumed in acquisitions, on the grant date (or modification or acquisition dates, if applicable) at fair value, using the Black-Scholes option valuation model. We amortize the fair value, net of estimated forfeitures, over the remaining vesting term on a straight-line basis.
     Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive these awards, and subsequent events are not indicative of the reasonableness of our original estimates of fair value. In determining the estimated forfeiture rates for stock-based awards, we periodically conduct an assessment of the actual number of equity awards that have been forfeited to date as well as those expected to be forfeited in the future. We consider many factors when estimating expected forfeitures, including the type of award, the employee class and historical experience. The estimate of stock awards that will ultimately be forfeited requires significant judgment and to the extent that actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period such estimates are revised.
     We have calculated an APIC pool pursuant to the provisions of SFAS 123(R). The APIC pool represents the excess tax benefits related to stock-based compensation that are available to absorb future tax deficiencies. We include only those excess tax benefits that have been realized in accordance with SFAS No. 109, Accounting for Income Taxes. If the amount of future tax deficiencies is greater than the available APIC pool, we will record the excess as income tax expense in our consolidated statements of income. For the three and nine months ended September 30, 2006, we recorded tax deficiencies of $2.9 million and $10.0 million against the APIC pool; as a result, such deficiencies did not affect our results of operations. Excess tax benefits or tax deficiencies are a factor in the calculation of diluted shares used in computing dilutive earnings per share. The adoption of SFAS 123(R) did not have a material impact on our dilutive shares.
     Prior to our adoption of SFAS 123(R), we recorded cash retained as a result of tax benefit deductions relating to stock-based compensation in operating activities in our consolidated statements of cash flows, along with other tax cash flows, in accordance with the provisions of the Emerging Issues Task Force (“EITF”) No. 00-15, Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option (“EITF 00-15”). SFAS 123(R) supersedes EITF 00-15, amends SFAS No. 95, Statement of Cash Flows, and requires that, upon adoption, we present the tax benefit deductions relating to excess stock-based compensation deductions as a financing activity in our consolidated statements of cash flows. For the nine months ended September 30, 2006, we reported $0.8 million of tax benefit deductions as a financing activity that previously would have been reported as an operating activity.
Marketing Promotions
     We periodically provide incentive offers to our customers to encourage booking of travel products and services. We record these incentive offers in accordance with EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), and EITF No. 00-22, Accounting for

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
“Points” and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future. Generally, our incentive offers are as follows:
     Current Discount Offers. These promotions include dollar off discounts to be applied against current purchases. We record the discounts as reduction in revenue at the date we record the corresponding revenue transaction.
     Inducement Offers. These promotions include discounts granted at the time of a current purchase to be applied against a future qualifying purchase. We treat inducement offers as a reduction to revenue based on estimated future redemption rates. We allocate the discount amount between the current purchase and the potential future purchase based on our expected relative value of the transactions. We estimate our redemption rates using our historical experience for similar inducement offers.
     Concession Offers. These promotions include discounts to be applied against a future purchase to maintain customer satisfaction. Upon issuance, we record these concession offers as a reduction to revenue based on estimated future redemption rates. We estimate our redemption rates using our historical experience for concession offers.
New Accounting Pronouncements
     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 prescribes guidance related to the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we recognize in our financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We are in the process of determining the impact, if any, of this interpretation on our results from operations, financial position or cash flows.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 applies when another standard requires or permits assets or liabilities to be measured at fair value. Accordingly, SFAS 157 does not require any new fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. We are in the process of determining the impact, if any, of this statement on our results from operations, financial position or cash flows.
NOTE 3 – Goodwill and Intangible Assets
     The following table presents our goodwill and intangible assets as of September 30, 2006, and December 31, 2005:

	September 30,	December 31,
	2006	2005
	(in thousands)
Goodwill	$5,856,663	$5,859,730
Intangible assets with indefinite lives	866,301	912,972
Intangible assets with definite lives, net	184,463	263,531

	$6,907,427	$7,036,233

     We perform our annual assessment of possible impairment of goodwill and intangible assets as of October 1, or more frequently if events and circumstances indicate that impairment may have occurred. We are currently in the

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
early stages of the process of performing this annual assessment and have not yet reached any conclusions related thereto.
     Our indefinite lived intangible assets relate principally to trade names and trademarks acquired in various acquisitions. Based on lower than expected year-to-date revenue growth, we determined that our indefinite lived trade name intangible asset related to Hotwire might be impaired as of September 30, 2006. Accordingly, in connection with the preparation of our financial statements for the three months ended September 30, 2006, we performed a valuation of that asset and determined that its carrying amount exceeded its fair value and recognized an impairment charge of $47.0 million. We based our measurement of fair value of the trade name intangible asset using the relief-from-royalty method. This method assumes that a trade name has value to the extent that its owner is relieved of the obligation to pay royalties for the benefits received therefrom.
NOTE 4 – Debt
Short-term Borrowings
     In July 2005, we entered into a $1.0 billion five-year unsecured revolving credit facility with a group of lenders, which was effective as of the Spin-Off, and is unconditionally guaranteed by certain Expedia subsidiaries. The facility bears interest based on our financial leverage, which as of September 30, 2006, was equal to LIBOR plus 0.625%. The facility also contains financial covenants consisting of a leverage ratio and a minimum net worth requirement. As of September 30, 2006, we were in compliance with all financial covenants.
     The amount of stand-by letters of credit issued under the facility reduces the amount available to us. As of September 30, 2006, and December 31, 2005, there was $51.8 million and $53.2 million of outstanding stand-by letters of credit issued under the facility. As of December 31, 2005, we had $230.0 million outstanding under the facility, which we fully repaid during the quarter ended March 31, 2006. As of September 30, 2006, there was no amount outstanding under the facility.
Long-term Debt
     In August 2006, we privately placed $500.0 million of senior unsecured notes due 2018 (the “Notes”). We intend to file a registration statement to permit the exchange of the Notes for registered notes having the same financial terms and covenants as the privately placed notes. We plan to use the net proceeds of $495.7 million for general corporate purposes, which may include repurchase of common stock, repayment of debt, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries.
     The Notes bear a fixed rate interest of 7.456% with interest payable semi-annually in February and August of each year, beginning in February 2007. The amount of accrued interest related to the Notes was $4.1 million as of September 30, 2006. The Notes are repayable in whole or in part on August 15, 2013, at the option of the holder of such Notes, at 100% of the principal amount plus accrued interest. We may redeem the Notes in accordance with the terms of the agreement, in whole or in part at any time at our option.
     The Notes are senior unsecured obligations guaranteed by certain domestic Expedia subsidiaries and rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The Notes include covenants that limit our ability to (i) incur liens, (ii) enter into sale and leaseback transactions and (iii) merge, consolidate or sell substantially all of our assets. As of September 30, 2006, we were in compliance with all covenants.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
NOTE 5 – Derivative Instruments
     The fair value of our derivative financial instruments generally represents the estimated amounts we would expect to receive or pay upon termination of the contracts as of the reporting date. Our derivative liabilities balance consists of the following:

	September 30,	December 31,
	2006	2005
	(in thousands)
Ask Jeeves Convertible Subordinated Notes	$21,700	$104,800
Cross-currency swaps and other	9,145	1,027

	$30,845	$105,827

     As a result of the Spin-Off, we assumed certain obligations to IAC related to IAC’s Ask Jeeves Convertible Subordinated Notes (“Ask Jeeves Notes”). During the nine months ended September 30, 2006, certain of these notes were converted and we released approximately 3.0 million shares of our common stock from escrow with a fair value of $71.6 million to satisfy the conversion requirements. For the three and nine months ended September 30, 2006, we recorded in other income a net unrealized loss of $0.6 million and a net unrealized gain of $11.5 million related to the derivative liability on the outstanding Ask Jeeves Notes.
     During October 2006, additional notes were converted and we released approximately 0.5 million shares of our common stock from escrow with a fair value of $14.5 million to satisfy the conversion requirements. As of November 13, 2006, we estimate that we could be required to release from escrow up to 0.8 million shares of our common stock (or pay cash in equal value, in lieu of issuing such shares). The Ask Jeeves Notes are due June 1, 2008; upon maturity of these notes, our obligation to satisfy demands for conversion ceases.
     We enter into cross-currency swaps to hedge against the change in value of certain intercompany loans denominated in currencies other than the lending subsidiaries’ functional currencies. These swaps have been designated as cash flow hedges and are re-measured at fair value each reporting period.
NOTE 6 – Stock-Based Awards and Other Equity Instruments
     Our 2005 Stock and Annual Incentive Plan provides for grants of restricted stock, restricted stock awards (“RSA”), RSUs, stock options and other stock-based awards to directors, officers, employees and consultants. As of September 30, 2006, we had approximately 7.7 million shares of common stock reserved for new stock-based awards under the 2005 Stock and Annual Incentive Plan. We issue new shares to satisfy the exercise or release of stock-based awards.
     RSUs, which are awards in the form of phantom shares or units that are denominated in a hypothetical equivalent number of shares of our common stock, are our primary form of stock-based award. While we do not generally compensate our employees with stock options, when we do make such grants, they are granted at an exercise price not less than the fair market value of the stock on the grant date. The terms and conditions upon which the stock options become exercisable vary.
     We have fully vested stock warrants with expiration dates through February 2012 outstanding, certain of which trade on the NASDAQ under the symbols “EXPEW” and “EXPEZ.” Each stock warrant is exercisable for a certain number of shares of our common stock or a fraction thereof. As of September 30, 2006, and December 31, 2005, we had approximately 58.5 million warrants outstanding with a weighted average exercise price of $22.33, which if exercised in full would entitle holders to acquire 34.6 million of our common shares.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     As of September 30, 2006, we had approximately 7.1 million RSUs and a minimal number of RSAs outstanding. The following table presents a summary of these awards from December 31, 2005, through September 30, 2006:

		Weighted
		Average
		Grant-Date
	RSU and RSA	Fair Value
	(in thousands)
Beginning balance as of December 31, 2005	5,765	$24.08
Granted	4,305	18.82
Vested and released	(1,266)	23.88
Cancelled	(1,648)	23.18

Ending balance as of September 30, 2006	7,156	21.13

     During 2006, we granted approximately one million performance-based RSUs to certain senior executives. In order for these awards to vest, certain performance targets must be achieved. The fair value of substantially all of these awards at the grant date was $18.9 million with a weighted average fair value of $19.39 per share. We are amortizing the fair value on an accelerated basis over the estimated probable period of time to achieve the target.
     The following table presents a summary of stock option activity from December 31, 2005, through September 30, 2006:

		Weighted	Remaining
		Average	Contractual	Aggregate
	Options	Exercise Price	Life	Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Beginning balance as of December 31, 2005	27,706	$15.71
Exercised	(3,108)	9.43
Cancelled	(745)	19.89

Ending balance as of September 30, 2006	23,853	$16.40	3.6	$94,240

Exercisable as of September 30, 2006	19,846	$13.36	2.6	$94,008

     The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value at September 30, 2006, based on our the closing stock price of $15.68 as of the last trading date. The total intrinsic value of stock options exercised was $30.1 million for the nine months ended September 30, 2006.
     For the three months ended September 30, 2006, we recorded stock-based compensation expense of $16.4 million and a related income tax benefit of $5.3 million. For the three months ended September 30, 2005, we recorded a stock-based compensation benefit of $1.0 million and a related income tax expense of $1.1 million. During the three months ended September 30, 2005, we recorded a cumulative benefit from a change in estimate related to increased forfeiture rates, which resulted in a $35.3 million reduction in non-cash compensation expense ($22.5 million, net of income tax expense), partially offset by a $5.4 million expense related to the modification of existing stock-based compensation awards in connection with the Spin-Off in 2005.
     For the nine months ended September 30, 2006 and 2005, we recognized stock-based compensation expense of $57.5 million and $79.9 million. The total income tax benefit related to this compensation expense was $19.6 million and $27.2 million for those periods.
     Cash received from stock-based award exercises for the nine months ended September 30, 2006, was $29.4 million. Our employees that held vested stock options prior to the Spin-Off received vested stock options in both Expedia and IAC. As these stock options are exercised, we receive a tax deduction. Total income tax benefits realized during the nine months ended September 30, 2006 associated with the exercise of IAC and Expedia stock-based awards held by our employees were $29.0 million, of which we recorded approximately $13.8 million as a reduction of goodwill.
     As of September 30, 2006, there was approximately $159 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested stock-

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
based awards, which is expected to be recognized in expense over a weighted-average period of 1.9 years.
NOTE 7 – Income Taxes
     We determine our provision for income taxes for interim periods using an estimate of our annual effective rate. We record any changes to the estimated annual rate in the interim period in which the change occurs, including discrete tax items.
     Our effective tax rate was 38.8% and 36.7% for the three and nine months ended September 30, 2006. Our effective tax rate is higher than the 35% statutory rate primarily due to state income taxes and the valuation allowance on certain foreign losses, partially offset by the disallowance for tax purposes of the mark-to-market net gain related to our derivative instruments.
     Our effective tax rate was 45.8% and 41.4% for the three and nine months ended September 30, 2005, which was higher than the 35% statutory rate primarily due to a loss from our write-off of a long-term investment as of September 30, 2005 that is not deductible for tax purposes until realized, state taxes, non-deductible stock compensation and non-deductible transaction expenses related to the Spin-Off from IAC.
     For the period January 1, 2005 through the Spin-Off date, we were a member of the IAC consolidated tax group. Under the terms of the Tax Sharing Agreement with IAC, IAC can make certain elections in preparation of tax returns prior to the Spin-Off date, which may change the amount of income taxes we owe for the period after the Spin-Off. During the three months ended September 30, 2006, we recorded $17.5 million of such changes as adjustments to stockholders’ equity.
NOTE 8 – Earnings Per Share
     The following table presents our basic and diluted earnings per share:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(in thousands, except per share data)
Net income	$58,977	$82,035	$177,794	$203,496

Net earnings per share available to common stockholders:
Basic	$0.18	$0.24	$0.52	$0.61
Diluted	0.17	0.23	0.50	0.59

Weighted average number of shares outstanding:
Basic	330,359	336,409	340,660	335,833
Dilutive effect of:
Options to purchase common stock	6,351	9,022	7,879	3,007
Warrants to purchase common stock	2,288	4,872	3,548	4,963
Other dilutive securities	2,139	3,048	2,988	1,016

Diluted	341,137	353,351	355,075	344,819

     For the three and nine months ended September 30, 2005, we included the dilutive effect of certain warrants for the period prior to the Spin-off since the terms of the stock warrant agreements obligated us, as of the Spin-Off, to issue underlying common stock. We did not have such obligations for options and other dilutive securities.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
NOTE 9 – Stockholders’ Equity
Share Repurchases
     In May 2006, our Board of Directors authorized the share repurchase of up to 20 million outstanding shares of our common stock. In July 2006, we completed the repurchase of all 20 million shares for a total cost of $288.3 million, at an average price of $14.42 per share including transaction costs. All shares were repurchased in the open market at prevailing market prices.
     In August 2006, our Board of Directors authorized another share repurchase of up to 20 million outstanding shares of our common stock. There is no fixed termination date for the repurchase. As of November 13, 2006, we have not made any share repurchases under this authorization.
NOTE 10 – Acquisitions
Put and Call Option Agreements
     In connection with our acquisitions of certain subsidiaries, we had call and put option agreements in place to acquire the remaining shares held by the minority shareholders of two companies. In April 2006, we acquired the remaining 8.6% minority ownership interest in one subsidiary for $3.3 million in cash and recorded a $3.1 million liability that will be paid in cash over the next two years. In June 2006, we incurred an obligation to acquire 3.5% of the remaining 4.9% minority ownership in another subsidiary for $13.0 million, which we settled in cash during the third quarter of 2006. We acquired the remaining 1.4% minority ownership in that subsidiary during the third quarter of 2006 for $5.3 million in cash.
NOTE 11 – Commitments and Contingencies
Purchase Obligations
     At November 13, 2006, we have agreements with certain vendors under which we have future minimum obligations as follows: $3.4 million during the remainder of 2006, $13.9 million in 2007, $6.2 million in 2008 and $6.2 million in 2009. These minimum obligations are less than our projected use for those periods. Payments may be more than the minimum obligations based on actual use. In addition, if certain obligations are met by our counterparties, our obligations will increase.
Legal Proceedings
     In the ordinary course of business, we are a party to various lawsuits. In the opinion of management, we do not expect these lawsuits to have a material impact on the liquidity, results of operations or financial condition of Expedia. We also evaluate other potential contingent matters, including value-added tax, federal excise tax, transient occupancy or accommodation tax and similar matters. We do not believe that the aggregate amount of liability that could be reasonably possible with respect to these matters would have a material adverse affect on our financial results.
NOTE 12 – Related Party Transactions
Expenses Allocated from IAC
     Prior to Spin-Off, our operating expenses included allocations from IAC for accounting, treasury, legal, tax, corporate support, human resource functions and internal audit. For the three and nine months ended September 30, 2005, expenses allocated from IAC were $0.9 million and $5.0 million. We recorded the expense allocation from IAC in general and administrative expense in our consolidated statements of income.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Additional allocations from IAC prior to the Spin-Off related to stock-based compensation expense attributable to our employees. Stock-based compensation expense allocated from IAC was $56.5 million for the period from January 1, 2005 to August 9, 2005.
Interest Income from IAC
     The interest income from IAC/InterActiveCorp recorded in our consolidated statements of income for the three and nine months ended September 30, 2005, arose from intercompany receivable balances from IAC. The interest income from IAC ceased upon Spin-Off on August 9, 2005.
Relationship Between IAC and Expedia, Inc. after the Spin-Off
     In connection with the Spin-Off, we entered into various agreements with IAC, a related party due to common ownership, to provide for an orderly transition and to govern our ongoing relationships with IAC. These agreements include the following:
•	a Separation Agreement that sets forth the arrangements between IAC and Expedia with respect to the principal corporate transactions necessary to complete the Spin-Off, and a number of other principles governing the relationship between IAC and Expedia following the Spin-Off;

•	a Tax Sharing Agreement that governs the respective rights, responsibilities and obligations of IAC and Expedia after the Spin-Off with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, other taxes and related tax returns;

•	an Employee Matters Agreement that governs a wide range of compensation and benefit issues, including the allocation between IAC and Expedia of responsibility for the employment and benefit obligations and liabilities of each company’s current and former employees (and their dependents and beneficiaries); and

•	a Transition Services Agreement that governs the provision of transition services from IAC to Expedia.
     In May 2006, an airplane that we own indirectly with IAC was placed into service and is being depreciated over 10 years.
Commercial Agreements with IAC
     Since the Spin-Off, we have continued to work with some of IAC’s businesses pursuant to a variety of commercial relationships. These commercial agreements generally include (i) distribution agreements, pursuant to which certain subsidiaries of IAC distribute their respective products and services via arrangements with Expedia, and vice versa, (ii) services agreements, pursuant to which certain subsidiaries of IAC provide Expedia with various services and vice versa and (iii) office space lease agreements. The distribution agreements typically involve the payment of fees, usually on a fixed amount-per-transaction, revenue share or commission basis, from the party seeking distribution of the product or service to the party that is providing the distribution.
     During the three months ended September 30, 2006, we recorded income of $0.6 million from IAC businesses, and recorded expense of $8.6 million to IAC businesses. During the nine months ended September 30, 2006, we recorded income of $1.9 million from IAC businesses, and recorded expense of $25.6 million to IAC businesses. Amounts receivable from IAC businesses, which are included in accounts and notes receivable, totaled $0.1 million as of September 30, 2006, and $0.6 million as of December 31, 2005. Amounts payable to IAC businesses, which are included in accounts payable, trade, totaled $7.4 million as of September 30, 2006, and $3.6 million as of December 31, 2005.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
Other Transactions with IAC
     On October 2, 2006, eLong sold one of its businesses to a subsidiary of IAC for a sale price of $14.6 million in cash. The net assets and operating results of this subsidiary are not material to our consolidated results from operations, financial position or cash flows.
Agreements with Microsoft Corporation
     We have various agreements with Microsoft Corporation (“Microsoft”), which is the beneficial owner of more than 5% of our outstanding common stock, including an agreement that maintains our presence as the provider of travel shopping services on MSN.com and several international MSN websites. Total expense incurred with respect to these agreements was $5.7 million and $17.5 million for the three and nine months ended September 30, 2006 and $5.3 million and $12.0 million for the three and nine months ended September 30, 2005. Amounts payable related to these agreements was $5.8 million and $6.2 million as of September 30, 2006, and December 31, 2005.
     Prior to November 1999, Microsoft owned 100% of our outstanding common stock. Concurrent with our separation from them, we entered into a tax allocation agreement whereby we must pay Microsoft for a portion of the tax savings resulting from the exercise of certain stock options when we realize the tax savings on our tax return. We recorded $36.3 million in other long-term liabilities on our consolidated balance sheet as of December 31, 2005. As of September 30, 2006, we realized $6.0 million of tax savings on our tax return; and therefore, we reclassified $6.0 million to other current liabilities from other long-term liabilities, which we anticipate paying during the fourth quarter of 2006.
NOTE 13 – Segment Information
     Beginning with the first quarter of 2006, we have two reportable segments: North America and Europe. The change from a single reportable segment is a result of the reorganization of our business. We determined our segments based on how our chief operating decision makers manage our business, make operating decisions and evaluate operating performance. Our primary operating metric for evaluating segment performance is “Operating Income Before Amortization” (defined below), which includes allocations of certain expenses, primarily cost of revenue and facilities, to the segments. We base the allocations primarily on transaction volumes and other usage metrics; this methodology is periodically evaluated and may change. We do not allocate certain expenses to reportable segments such as partner services, product development, accounting, human resources and legal. We include these expenses in Corporate and Other.
     Our North America segment provides a full range of travel services to customers in the U.S., Canada and Mexico. This segment operates through a variety of brands including Expedia, Hotels.com, Hotwire.com TripAdvisor and Classic Vacations. Our Europe segment provides travel services primarily through localized Expedia websites in the United Kingdom, France, Germany, Italy and the Netherlands, as well as localized versions of Hotels.com in various European countries.
     Corporate and Other includes ECT, Expedia Asia Pacific and unallocated corporate functions and expenses. ECT provides travel products and services to corporate customers in North America and Europe. Expedia Asia Pacific provides online travel information and reservation services in Australia and the People’s Republic of China. In addition, we record amortization of intangible assets and any related impairment, as well as stock-based compensation expense in Corporate and Other.
     The following table presents our segment information for the three and nine months ended September 30, 2006. We have not reported segment information for the three and nine months ended September 30, 2005, as it is not practicable to do so. In addition, we do not currently allocate assets to our operating segments, nor do we report such information to our chief operating decision makers.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)

	Three months ended September 30,
	2006				2005
	North		Corporate and
	America	Europe	Other	Total	Total
	(in thousands)
Revenue	$450,294	$135,028	$28,620	$613,942	$584,653

Operating Income Before Amortization	$209,837	$44,130	$(73,956)	$180,011	$183,524
Amortization of intangible assets	—	—	(26,569)	(26,569)	(30,756)
Impairment of intangible asset	—	—	(47,000)	(47,000)	—
Stock-based compensation	—	—	(16,439)	(16,439)	1,009
Amortization of non-cash distribution and marketing	(711)	—	—	(711)	(5,138)

Operating income (loss)	$209,126	$44,130	$(163,964)	$89,292	$148,639

	Nine months ended September 30,
	2006				2005
	North		Corporate and
	America	Europe	Other	Total	Total
	(in thousands)
Revenue	$1,288,144	$334,569	$83,585	$1,706,298	$1,624,706

Operating Income Before Amortization	$578,384	$93,093	$(218,703)	$452,774	$494,501
Amortization of intangible assets	—	—	(86,860)	(86,860)	(94,204)
Impairment of intangible asset	—	—	(47,000)	(47,000)	—
Stock-based compensation	—	—	(57,547)	(57,547)	(79,899)
Amortization of non-cash distribution and marketing	(9,578)	—	—	(9,578)	(9,055)

Operating income (loss)	$568,806	$93,093	$(410,110)	$251,789	$311,343

Definition of Operating Income Before Amortization (“OIBA”)
     We provide OIBA as a supplemental measure to GAAP. We define OIBA as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill and intangible asset impairment, if applicable and (4) certain one-time items, if applicable.
     OIBA is the primary operating metric used by which management evaluates the performance of our business, on which internal budgets are based, and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measures, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. We present a reconciliation of this non-GAAP financial measure to GAAP below.
     OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. We believe this measure is useful to investors for the following reasons:
•	it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses;

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
•	it aids in forecasting and analyzing future operating income as stock-based compensation, non-cash distribution and marketing expenses and intangible assets amortization, assuming no subsequent acquisitions, are likely to decline going forward; and

•	it provides greater insight into management decision making at Expedia, as OIBA is our primary internal metric for evaluating the performance of our business.
     OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of income, including stock-based compensation, non-cash payments to partners, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, we are unable to provide a reconciliation to net income on a forward-looking basis without unreasonable efforts.
Reconciliation of OIBA to Operating Income and Net Income
     The following table presents a reconciliation of OIBA to operating income and net income for the three and nine months ended September 30, 2006 and 2005:

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
		(in thousands)
OIBA	$180,011	$183,524	$452,774	$494,501
Amortization of intangible assets	(26,569)	(30,756)	(86,860)	(94,204)
Impairment of intangible asset	(47,000)	—	(47,000)	—
Stock-based compensation	(16,439)	1,009	(57,547)	(79,899)
Amortization of non-cash distribution and marketing	(711)	(5,138)	(9,578)	(9,055)

Operating income	89,292	148,639	251,789	311,343

Interest income, net	4,840	17,968	13,102	47,479
Write-off of long-term investment	—	(23,426)	—	(23,426)
Other, net	2,926	7,379	17,049	11,889
Provision for income taxes	(37,707)	(69,026)	(103,523)	(143,895)
Minority interest in (earnings) losses of consolidated subsidiaries, net	(374)	501	(623)	106

Net income	$58,977	$82,035	$177,794	$203,496

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
NOTE 14 —Guarantor and Non-Guarantor Supplemental Financial Information
     Condensed consolidating financial information of Expedia, Inc. (the “Parent”), our subsidiaries that are guarantors of the Notes (the “Guarantor Subsidiaries”), and our subsidiaries that are not guarantors of the Notes (the “Non-Guarantor Subsidiaries”) is shown below. In this financial information, the Parent and Guarantors account for investments in their wholly-owned subsidiaries using the equity method.
CONDENSED CONSOLIDATING STATEMENT OF INCOME
Three Months Ended September 30, 2006
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$—	$573,816	$114,450	$(74,324)	$613,942
Cost of revenue	—	114,125	19,815	(846)	133,094

Gross profit	—	459,691	94,635	(73,478)	480,848

Operating expenses:	—	—	—	—
Selling and marketing	—	213,732	74,647	(73,293)	215,086
General and administrative	—	53,206	13,135	(185)	66,156
Technology and content	—	28,118	7,916	—	36,034
Amortization of intangible assets	—	24,862	1,707	—	26,569
Impairment of intangible asset	—	47,000	—	—	47,000
Amortization of non-cash distribution and marketing	—	711	—	—	711

Operating income (loss)	—	92,062	(2,770)	—	89,292

Other income (expense):
Equity in pre-tax earnings (losses) of consolidated subsidiaries	62,678	(437)	—	(62,241)	—
Other, net	(5,460)	11,488	1,738	—	7,766

Total other income, net	57,218	11,051	1,738	(62,241)	7,766

Income (loss) before income taxes and minority interest	57,218	103,113	(1,032)	(62,241)	97,058
Provision for income taxes	1,759	(39,437)	(29)	—	(37,707)
Minority interest in earnings of consolidated subsidiaries, net	—	—	(374)	—	(374)

Net income (loss)	$58,977	$63,676	$(1,435)	$(62,241)	$58,977

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF INCOME
Three Months Ended September 30, 2005
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$—	$555,670	$84,531	$(55,548)	$584,653
Cost of revenue	—	110,444	14,323	(747)	124,020

Gross profit	—	445,226	70,208	(54,801)	460,633

Operating expenses:	—	—	—	—
Selling and marketing	—	184,453	54,693	(54,586)	184,560
General and administrative	—	49,915	10,986	(215)	60,686
Technology and content	—	26,195	4,659	—	30,854
Amortization of intangible assets	—	28,959	1,797	—	30,756
Amortization of non-cash distribution and marketing	—	5,138	—	—	5,138

Operating income (loss)	—	150,566	(1,927)	—	148,639

Other income (expense):
Equity in pre-tax earnings (losses) of consolidated subsidiaries	27,744	(9,955)	—	(17,789)	—
Interest income from IAC/InterActiveCorp	—	15,316	—	—	15,316
Other, net	12,000	(25,549)	154	—	(13,395)

Total other income (expense), net	39,744	(20,188)	154	(17,789)	1,921

Income (loss) before income taxes and minority interest	39,744	130,378	(1,773)	(17,789)	150,560
Provision for income taxes	—	(59,837)	(9,189)	—	(69,026)
Minority interest in (earnings) losses of consolidated subsidiaries, net	—	(506)	1,007	—	501

Net income (loss)	$39,744	$70,035	$(9,955)	$(17,789)	$82,035

CONDENSED CONSOLIDATING STATEMENT OF INCOME
Nine Months Ended September 30, 2006
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,587,359	$323,290	$(204,351)	$1,706,298
Cost of revenue	—	325,964	57,929	(3,036)	380,857

Gross profit	—	1,261,395	265,361	(201,315)	1,325,441

Operating expenses:
Selling and marketing	—	616,342	199,620	(201,184)	614,778
General and administrative	—	171,059	39,642	(131)	210,570
Technology and content	—	81,824	23,042	—	104,866
Amortization of intangible assets	—	81,375	5,485	—	86,860
Impairment of intangible asset	—	47,000	—	—	47,000
Amortization of non-cash distribution and marketing	—	9,578	—	—	9,578

Operating income (loss)	—	254,217	(2,428)	—	251,789

Other income (expense):
Equity in earnings of consolidated subsidiaries	170,797	1,739	—	(172,536)	—
Other, net	4,379	23,736	2,036	—	30,151

Total other income, net	175,176	25,475	2,036	(172,536)	30,151

Income (loss) before income taxes and minority interest	175,176	279,692	(392)	(172,536)	281,940
Provision for income taxes	2,618	(106,871)	730	—	(103,523)
Minority interest in (earnings) losses of consolidated subsidiaries, net	—	(676)	53	—	(623)

Net income	$177,794	$172,145	$391	$(172,536)	$177,794

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF INCOME
Nine Months Ended September 30, 2005
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,544,578	$239,608	$(159,480)	$1,624,706
Cost of revenue	—	329,425	40,130	(1,948)	367,607

Gross profit	—	1,215,153	199,478	(157,532)	1,257,099

Operating expenses:
Selling and marketing	—	552,127	162,114	(157,478)	556,763
General and administrative	—	153,082	30,696	(42)	183,736
Technology and content	—	85,715	16,295	(12)	101,998
Amortization of intangible assets	—	87,674	6,530	—	94,204
Amortization of non-cash distribution and marketing	—	9,055	—	—	9,055

Operating income (loss)	—	327,500	(16,157)	—	311,343

Other income (expense):
Equity in earnings (losses) of consolidated subsidiaries	27,744	(19,804)	—	(7,940)	—
Interest income from IAC/InterActiveCorp	—	40,089	—	—	40,089
Other, net	12,000	(19,172)	3,025	—	(4,147)

Total other income, net	39,744	1,113	3,025	(7,940)	35,942

Income (loss) before income taxes and minority interest	39,744	328,613	(13,132)	(7,940)	347,285
Provision for income taxes	—	(135,671)	(8,224)	—	(143,895)
Minority interest in (earnings) losses of consolidated subsidiaries, net	—	(1,446)	1,552	—	106

Net income (loss)	$39,744	$191,496	$(19,804)	$(7,940)	$203,496

CONDENSED CONSOLIDATING BALANCE SHEET
September 30, 2006
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Total current assets	$443,254	$1,048,910	$250,335	$(446,544)	$1,295,955
Investment in subsidiaries	5,866,939	291,222	—	(6,158,161)	—
Intangible assets, net	—	1,010,857	39,907	—	1,050,764
Goodwill	—	5,594,922	261,741	—	5,856,663
Other assets, net	6,910	121,809	59,436	(7,305)	180,850

TOTAL ASSETS	$6,317,103	$8,067,720	$611,419	$(6,612,010)	$8,384,232

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$943	$1,820,902	$251,813	$(446,544)	$1,627,114
Long-term debt	500,000	—	—	—	500,000
Other liabilities and minority interest	21,707	378,120	70,143	(7,305)	462,665
Stockholders’ equity	5,794,453	5,868,698	289,463	(6,158,161)	5,794,453

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,317,103	$8,067,720	$611,419	$(6,612,010)	$8,384,232

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2005
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Total current assets	$416,189	$378,147	$213,367	$(417,459)	$590,244
Investment in subsidiaries	5,650,395	277,134	—	(5,927,529)	—
Intangible assets, net	—	1,133,074	43,429	—	1,176,503
Goodwill	—	5,607,525	252,205	—	5,859,730
Other assets, net	3,096	83,750	43,701	(132)	130,415

TOTAL ASSETS	$6,069,680	$7,479,630	$552,702	$(6,345,120)	$7,756,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$231,019	$1,414,540	$210,125	$(417,459)	$1,438,225
Other liabilities and minority interest	104,900	414,283	65,853	(132)	584,904
Stockholders’ equity	5,733,761	5,650,807	276,724	(5,927,529)	5,733,763

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,069,680	$7,479,630	$552,702	$(6,345,120)	$7,756,892

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Nine Months Ended September 30, 2006
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Operating activities:
Net cash (used in) provided by operating activities	$(2,522)	$713,942	$35,422	$746,842

Investing activities:
Other, net	2,522	(91,860)	(9,892)	(99,230)

Net cash provided by (used in) investing activities	2,522	(91,860)	(9,892)	(99,230)

Financing activities:
Repayment of short-term borrowings	(230,000)	—	(649)	(230,649)
Proceeds from issuance of long-term debt, net of issuance costs	495,682	—	—	495,682
Treasury stock activity	(295,105)	—	—	(295,105)
Other, net	29,423	(11,501)	9,615	27,537

Net cash (used in) provided by financing activities	—	(11,501)	8,966	(2,535)
Effect of exchange rate changes on cash and cash equivalents	—	3,288	(89)	3,199

Net increase in cash and cash equivalents	—	613,869	34,407	648,276
Cash and cash equivalents at beginning of period	—	151,523	145,893	297,416

Cash and cash equivalents at end of period	$—	$765,392	$180,300	$945,692

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Nine Months Ended September 30, 2005
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Operating activities:
Net cash (used in) provided by operating activities	$(16,545)	$950,839	$9,359	$943,653

Investing activities:
Acquisitions, net of cash acquired	—	(117,536)	129,051	11,515
Transfers to IAC/InterActiveCorp, net	—	(753,613)	—	(753,613)
Other, net	(3,359)	(32,120)	(9,726)	(45,205)

Net cash (used in) provided by investing activities	(3,359)	(903,269)	119,325	(787,303)

Financing activities:
Other, net	19,904	(87,751)	(3,460)	(71,307)

Net cash provided by (used in) financing activities	19,904	(87,751)	(3,460)	(71,307)
Effect of exchange rate changes on cash and cash equivalents	—	9,309	(8,145)	1,164

Net (decrease) increase in cash and cash equivalents	—	(30,872)	117,079	86,207
Cash and cash equivalents at beginning of period	—	107,977	33,691	141,668

Cash and cash equivalents at end of period	$—	$77,105	$150,770	$227,875